Exhibit 99.1
NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN
EARNINGS FOR THE QUARTER AND THE YEAR

Aiken, South Carolina (January 25, 2016) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for the year ended December 31, 2015. Net income available to common shareholders increased $305,000 or 5.7% to $5.7 million or $1.93 per common share (basic) for the year ended December 31, 2015 compared to $5.4 million or $1.82 per common share (basic) for the year ended December 31, 2014. The increase was primarily the result of an increase in non-interest income offset partially by an increase is non-interest expense.

Non-interest income increased $844,000 or 13.7% to $7.0 million for the year ended December 31, 2015 from $6.2 million for the year ended December 31, 2014. The increase is primarily the result of a $1.4 million increase in the gain on sale of investments partially offset by a $622,000 decrease in grant income. The Bank elected to sell investments and use the gain to offset a $788,000 prepayment penalty on Federal Home Loan Bank (“FHLB”) advances in 2015. During the year ended December 31, 2015 the Bank prepaid $15.0 million in FHLB advances with a weighted average rate of 4.8% in order to reduce interest expense in future periods and improve net interest spread. The prepayment penalty, combined with an $872,000 increase in salaries and employee benefits, was the primary reason for the increase in non-interest expense, which increased $1.3 million or 5.9% to $22.5 million for the year ended December 31, 2015, compared to $21.3 million for the year ended December 31, 2014.

The Company’s net interest spread increased 17 basis points to 3.15% for the year ended December 31, 2015, compared to 2.98% for the year ended December 31, 2014. The improvement in net interest spread was achieved through a lower cost of funds as total interest expense decreased $1.6 million or 27.8% to $4.2 million for the year ended December 31, 2015, compared to $5.8 million for the year ended December 31, 2014.

For the year ended December 31, 2015, the net provision for loan losses was zero compared to $450,000 for the comparable period in 2014. The zero net provision for loan losses for the twelve months ended December 31, 2015 reflects the net of quarterly provision expenses and recovery income reported for the year. The decrease in the provision for loan losses was the result of a decrease in net charge-offs. The Company reported net charge-offs of $82,000 for the year ended December 31, 2015 compared to $2.3 million for the year ended December 31, 2014. Net charge-offs were 0.02% of gross loans during the year ended December 31, 2015 compared to 0.67% for the same period in 2014.

The Company reported net income available to common shareholders of $1.2 million for both the quarters ended December 31, 2015 and 2014. The net interest spread increased 26 basis points to 3.28% for the quarter ended December 31, 2015, compared to 3.02% for the quarter ended December 31, 2014.  The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $413,000 or 30.1% to $957,000 for the quarter ended December 31, 2015 compared to $1.4 million for the same period in the prior year.  The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in net interest spread, net interest income increased $133,000 or 2.3% to $6.0 million for the quarter ended December 31, 2015, compared to $5.9 million for the quarter ended December 31, 2014.

The provision for loan losses was $100,000 for the quarter ended December 31, 2015 compared to $250,000 for the same period in 2014.  The decrease was the result of an increase in recoveries. The Company reported net recoveries of $240,000 for the fourth quarter of 2015 compared to net charge-offs of $539,000 for the comparable quarter in 2014.

Non-interest income decreased $208,000 or 11.5% to $1.6 million for the quarter ended December 31, 2015 compared to $1.8 million for the same quarter in 2014.  This decrease was primarily due to a $236,000 decrease in grant income. The Bank was awarded a grant of $355,000 during the quarter ended December 31, 2014 under the Bank Enterprise Award Program in recognition of its investment in certain distressed communities. The Bank did not receive a similar award under this program during 2015. Due to a change in the timing of the award, the Bank anticipates receiving an award for its 2015 performance in early fiscal 2016.

Total assets at December 31, 2015 were $799.9 million, a decrease of $25.5 million or 3.1%, compared to $825.4 million at December 31, 2014. Net loans receivable decreased $9.3 million or 2.7% to $330.6 million at December 31, 2015 from $339.9 million at December 31, 2014.  Investment and mortgage-backed securities decreased $24.3 million or 5.7% to $405.4 million at December 31, 2015 from $429.7 million at December 31, 2014.  Total deposits decreased $8.0 million or 1.2% to $652.1 million at December 31, 2015 compared to $660.1 million at December 31, 2014.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $20.4 million or 28.0% to $52.3 million at December 31, 2015 from $72.7 million at December 31, 2014.

Security Federal Bank has 14 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener, and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

The Bank opened its newest branch in Ballentine, South Carolina during December 2015. The new location is a full-service branch offering depository banking as well as commercial, personal and mortgage lending.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Total interest income	$6,983	$7,263	$27,906	$29,482

Total interest expense	957	1,370	4,199	5,813

Net interest income	6,026	5,893	23,707	23,669

Provision for loan losses	100	250	0	450

Net interest income after
provision for loan losses	5,926	5,643	23,707	23,219

Non-interest income	1,600	1,808	7,007	6,163

Non-interest expense	5,811	5,602	22,531	21,268

Income before income taxes	1,715	1,849	8,183	8,114

Provision for income taxes	371	528	2,067	2,303

Net income	$1,344	$1,321	$6,116	$5,811

Preferred stock dividends	110	110	440	440

Net income available to common shareholders	$1,234	$1,211	$5,676	$5,371

Earnings per common share (basic)	$0.42	$0.41	$1.93	$1.82

Earnings per common share (diluted)	$0.40	$0.40	$1.84	$1.75

	BALANCE SHEET HIGHLIGHTS

	December 31, 2015	December 31, 2014%

Total assets	$799,917	$825,364	-3.1%

Cash and cash equivalents	8,382	10,193	-17.8%

Total loans receivable, net	330,573	339,874	-2.7%

Investment & mortgage-backed securities	405,387	429,701	-5.7%

Deposits	652,097	660,115	-1.2%

Borrowings	52,291	72,662	-28.0%

Shareholders' equity	90,967	87,435	4.0%

Book value per share	$23.41	$22.23	5.3%

Non performing assets	11,395	16,971	-32.9%

Non performing assets to total assets	1.42%	2.06%	-30.7%

Allowance as a percentage of gross loans,
held for investment	2.46%	2.41%	2.1%